Filed Pursuant to Rule 424(b)(3)
File No. 333-136584
Prospectus Supplement No. 3
(To Prospectus dated August 11, 2006)
$180,000,000
3.125% Convertible Senior Debentures due 2026
and
Common Stock Issuable Upon Conversion of the Debentures
     This prospectus supplement No. 3 supplements and amends the prospectus dated August 11, 2006, as previously amended by the prospectus supplement No.1 dated August 29, 2006 and the prospectus supplement No.2 dated October 31, 2006,relating to $180,000,000 aggregate principal amount of our 3.125% Convertible Senior Debentures due 2026 and shares of our common stock issuable upon conversion of the debentures held by the selling securityholders.
     The table beginning on page 45 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of debentures beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. Based on the information provided by or on behalf of the named selling securityholders, the table is hereby supplemented and amended as follows:

			Common
			Stock
	Principal Amount of		Owned	Common
	Debentures Beneficially	Percentage of	Prior to	Stock
	Owned and Offered	Debentures	the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby
Advent Convertible Master Fund LP (9)	$7,003,000	3.89%	—	421,867
Lyxor (9)	$256,000	*	—	15,421
Harvest Capital, LP (24)	$614,210	*	424,600	37,000
Harvest Offshore Investors, Ltd. (24)	$1,238,423	*	—	74,603
TE Harvest Portfolio, Ltd. (24)	$1,147,367	*	—	69,118
DBAG London (25)	$2,323,000	1.29%	—	139,939
Deutsche Bank Securities, Inc.	$1,250,000	*	—	75,301
Lehman Brothers	$2,000,000	1.11%	—	120,482

(24)	Harvest Management, LLC, as general partner, may be deemed to have voting or dispositive power over the securities.
(25)	Patrick Corrigan may be deemed to have voting or dispositive power over the securities.

          The prospectus dated August 11, 2006, as amended and supplemented by the prospectus supplement No. 1 dated August 29, 2006, the prospectus supplement No.2 dated October 31, 2006, and this prospectus supplement No.3 dated December 20, 2006, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures.
          You should carefully review “Risk Factors” beginning on page 4 of the prospectus and the risk factors referenced in our periodic reports incorporated by reference in the prospectus, which discuss various factors you should consider before buying these debentures and the common stock issuable upon conversion of the debentures.
The date of this prospectus supplement is December 20, 2006.